Exhibit 99.1

FOR IMMEDIATE RELEASE
Press Release

Crawford & Company Announces Extension and Increase to its Credit Facility

Amendment adds capacity, lowers borrowing costs, improves financial flexibility

ATLANTA (November 25, 2013) – Crawford & Company (NYSE: CRDA; CRDB), the world’s largest independent provider of claims management solutions, today announced the execution of an amended five-year, $400 million senior secured revolving credit facility with a syndicate of banks led by Wells Fargo Securities, LLC, and Bank of America Merrill Lynch as Joint Lead Arrangers and Joint Lead Bookrunners.

Other banks participating in the credit facility include RBS Citizens as Documentation Agent, Northern Trust, HSBC Bank USA, Royal Bank of Canada, Fifth Third Bank and SunTrust Bank.

The amended facility, which matures in November 2018, provides significant credit enhancements to Crawford, including a $75 million increase to the original $325 million available under the revolving credit facility.

“We are very pleased to amend our revolving credit facility. The amendment provides us with additional flexibility to pursue our long-term strategic plans,” said Crawford President and Chief Executive Officer Jeffrey T. Bowman. “The amendment also reduces our borrowing costs, extends the maturity of our credit facility to five years and significantly improves our access to capital due to its increased size.”

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“We believe this agreement is a reflection of our solid operational performance and is an important step for our company. We also appreciate the support of our strong lender group, most of whom we have maintained close relationships with for many years,” Bowman added.

About Crawford

Based in Atlanta, Ga., Crawford & Company (www.crawfordandcompany.com) is the world’s largest independent provider of claims management solutions to the risk management and insurance industry as well as self-insured entities, with an expansive global network serving clients in more than 70 countries. The Crawford System of Claims Solutions® offers comprehensive, integrated claims services, business process outsourcing and consulting services for major product lines including property and casualty claims management, workers compensation claims and medical management, and legal settlement administration. The Company’s shares are traded on the NYSE under the symbols CRDA and CRDB.

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For more information, please contact:

John L’Abate, public relations manager

404.300.1908 (office)

404.226.2931 (cell)

jwlaba@us.crawco.com

This press release contains forward-looking statements. Statements, both qualitative and quantitative, that are not historical facts may be “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from historical experience or Crawford & Company’s present expectations. Accordingly, no one should place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Crawford & Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise or not arise after the date the forward-looking statements are made. For further information regarding Crawford & Company, including factors that could cause our actual financial condition, results or earnings to differ from those described in any forward-looking statements, please read Crawford & Company’s reports filed with the SEC from time to time and available at www.sec.gov or in the Investor Relations section of Crawford & Company’s website at www.crawfordandcompany.com.